Exhibit 10.1
ACCOUNT PURCHASE AGREEMENT

This Account Purchase Agreement is dated as of January 31, 2011 is entered into between Wells Fargo Bank, National Association (together with its participants, successors and assigns, “WFBC”), acting through its Wells Fargo Business Credit operating division, and Diamond Staffing Services, Inc., a Delaware corporation (the “Customer”).  The Customer and WFBC agree as follows:

Article 1.
Purpose of Agreement

1.01        Purpose of Agreement.  The Customer desires to sell, transfer and assign to WFBC an undivided ownership interest in all of the Customer’s right, title and interest in certain of its Accounts, all Related Rights with respect thereto and all proceeds of the foregoing and WFBC desires to purchase such undivided ownership interest in all of the Customer’s right, title and interest in such Accounts, all Related Rights with respect thereto and all proceeds of the foregoing on the terms and conditions set forth herein.  The purchase of Accounts and Related Rights hereunder shall be full recourse and shall be on a notification of assignment basis.  The purpose of this Agreement is commercial in nature and not for household, family or personal use.  Terms which are not defined herein shall have the meaning set forth in the Uniform Commercial Code as adopted in the State of Colorado.  The Customer acknowledges and agrees that WFBC has not made any representations or warranties concerning the tax, accounting or legal characteristics of the transaction set forth herein and in the Related Documents and that the Customer has obtained and relied upon such tax, accounting and legal advice from its own experts concerning such transaction as it deems appropriate.

Article 2.
Definitions

2.01        “Acceptable Account” means an Account, in an amount equal to the aggregate face amount of such Account, net of any credits or allowances of any nature, which (a) conforms to the representations, warranties and terms set forth herein and (b) is not an Unacceptable Account as defined below.

2.02        “Account” means any right of payment of the net amount for goods sold, or leased and delivered or services rendered in the ordinary course of the Customer’s business which is not evidenced by an instrument or chattel paper.

2.03        “Account Debtor” means the Customer’s customer or any other Person owing money to the Customer with respect to an Account.

2.04        “Affiliate” means (a) any Person that directly, or indirectly through one or more intermediaries, controls another Person (as used in this Section 2.04, a “Controlling Person”) or (b) any Person which is controlled by or is under common control with a Controlling Person.  As used herein, the term “control” means possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.05        “Agreement” means this Account Purchase Agreement.

2.06        “Assignment and Schedule of Accounts” means an Assignment and Schedule of Accounts, in form and substance acceptable to WFBC in its sole discretion.

2.07        “Business Day” means a day on which the Federal Reserve Bank of New York is open for business.

2.08        “Change of Control” means the occurrence of any of the following events:  Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who does not have an ownership interest in the Customer on the Closing Date is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than ten percent (10%) of the voting power of all classes of ownership of the Customer.

2.09        “Closing Date” means January 31, 2011.

2.10        “Collateral” shall mean all of the following property of the Customer whether now owned or existing or hereafter created or acquired or arising, or in which the Customer now has or hereafter acquires any rights, and wheresoever located:  (a) all Purchased Accounts and all of the Related Rights; (b) all Accounts; (c) all chattel paper (including electronic chattel paper); (d) all inventory and goods; (e) all equipment; (f) all commercial tort claims; (g) all documents (including warehouse receipts, bills of lading, and other documents of title); (h) all general intangibles (including (i) payment intangibles, (ii) intellectual property and (iii) all other choses in action, causes of action, actions, suits, and other legal proceedings of any kind); (i) all instruments; (j) all investment property; (k) all letters of credit and letter of credit rights; (l) all supporting obligations; (m) the Collected Reserve Account and all monies and other things of value contained in the Collected Reserve Account; (n) all of the Customer’s deposit accounts and all of the Customer’s blocked accounts, lockbox accounts or collateral accounts established with or for the benefit of WFBC, and all items in any lockbox established with or for the benefit of WFBC; (o) all Records and all other tangible and electronic books and records of the Customer (including all mail and electronic mail); (p) all amendments, modifications, products, replacements, and substitutions to any of the foregoing; (q) in the case of all goods set forth above, all accessions; (r) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods set forth above; (s) all warehouse receipts, bills of lading and other documents of title now or hereafter covering any goods set forth above; (t) all collateral subject to the Lien of any Related Document; (u) all money and other assets of the Customer that now or hereafter come into the possession, custody, or control of WFBC; and (v) all proceeds (including cash, insurance and condemnation proceeds) of, all substitutions and replacements for, and all products of, any of the foregoing.

2.11        “Confidential Information” shall have the meaning set forth in Section 11.17.

2.12        “Collected Reserve Account” means the internal general ledger account to and from which from time to time credits, debits and disbursements will be made in accordance with this Agreement.

2.13        “Event of Termination” shall have the meaning set forth in Article 9.

2.14        “Facility Maximum” means $18,000,000, subject to the availability of Acceptable Accounts and the exercise of WFBC’s discretion as provided herein.

2.15        “Final Termination Date” shall have the meaning set forth in Section 11.26.

2.16        “Former Plan” means any employee benefit plan in respect of which the Customer or a Subsidiary has engaged in a transaction described in Section 4069 or Section 4212(c) of ERISA.

2.17        “Guarantor” means every Person now or in the future who agrees to guaranty the obligations of the Customer to WFBC.

2.18        “Guaranty” means each guaranty of the obligations of the Customer to WFBC, executed by a Guarantor in favor of WFBC.

2.19        “Indemnified Liabilities” shall have the meaning set forth in Section 11.07(a).

2.20        “Indemnitees” shall have the meaning set forth in Section 11.07(a).

2.21        “Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

2.22        “Insolvency Proceeding” means any proceeding under Title 11 of the United States Code or under the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors Arrangement Act (Canada), any general assignment for the benefit of creditors, any proceeding instituted by or against a Person seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or any proceeding seeking the entry of an order for relief by the appointment of a receiver, trustee, custodian or similar official for its or a substantial part of its property.

2.23        “Lien” means any security interest, assignment (whether absolute or by way of security), mortgage, deed of trust, pledge, lien (statutory or otherwise), charge, encumbrance, title retention agreement or analogous instrument or device, including without limitation the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a person or entity, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

2.24        “Material Adverse Effect” means any effect upon the business, operations, property or financial or other condition of the Customer which, in the sole determination of WFBC, materially adversely affects (a) the interest of WFBC in the Purchased Accounts, the Related Rights or the Collateral, (b) the collectibility and enforceability of the Purchased Accounts, the Related Rights or the Collateral or WFBC’s rights thereunder or (c) the ability of the Customer to perform its obligations under this Agreement or any of the Related Documents.

2.25        “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

2.26        “Other Taxes” shall have the meaning set forth in Section 11.20(b).

2.27        “Outstanding Balance” means, for any Purchased Account, the total amount due and payable by the Account Debtor for goods or services rendered by the Customer in respect of such Purchased Account, after reduction for any payments, discounts, credits, rebates, allowances, reserves, incentives, penalties or other reductions or similar adjustments, as determined by WFBC in it sole discretion.

2.28        “Participant” shall have the meaning set forth in Section 11.02.

2.29        “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

2.30        “Permitted Lien” and “Permitted Liens” shall have the meaning set forth in Section 6.13.

2.31        “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

2.32        “Plan” means, at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Customer or a Subsidiary is an “employer” as defined in Section 3(5) of ERISA.

2.33        “Prime Rate” shall mean the highest of the Prime Rate published by Wells Fargo Bank, N.A. as the base rate on corporate loans.  In the event the Prime Rate as published by Wells Fargo Bank, N.A. ceases to exist or Wells Fargo Bank, N.A. ceases publishing a Prime Rate, WFBC will substitute a comparable index which is outside the control of WFBC.  In the event of an error by Wells Fargo Bank, N.A., the “Prime Rate” will be based upon the Prime Rate as corrected.  Any increase or decrease in the Prime Rate shall be effective as of the next Business Day following such adjustment and such adjusted Prime Rate shall be the applicable Prime Rate in determining the rate of interest payable hereunder.

2.34        “Purchase Limit” means the limit WFBC sets from time to time in its sole discretion establishing the maximum gross face amount of Purchased Accounts which are approved as Acceptable Accounts at any given time owed by a particular Account Debtor.

2.35        “Purchase Price” means, for any Purchased Account and the Related Rights with respect thereto, an amount equal to 90% of the gross face amount of such Purchased Account, less any charges with respect to such Purchased Account and less any amount of any trade discounts, credits or allowances, or any other reductions or adjustments to such Purchased Account taken by the Account Debtor. This percentage may be adjusted by WFBC at any time at WFBC’s sole discretion.

2.36        “Purchased Account” and “Purchased Accounts” shall have the meanings set forth in Section 3.01(a).

2.37        “Purchased Amount” means, at any time, an amount equal to (a) the aggregate Purchase Price, minus (b) the aggregate amount paid to WFBC hereunder on account of Purchased Accounts and Related Rights, net of all fees, interest, expenses and costs hereunder.

2.38        “Records” means all tangible and electronic books, records, reports and other documents and information (including hard copies of all data maintained in databases of the Customer on tapes, disks and punch cards) maintained in respect of the Purchased Accounts, the Related Rights, the Collateral and the Account Debtors.

2.39        “Related Document” means any agreement, document, exhibit, notice or other written communication to which the Customer is a party or which has at any time been delivered by or on behalf of the Customer to WFBC in connection with this Agreement, including each Guaranty and each guaranty by the Customer in favor of WFBC.

2.40        “Related Rights” shall have the meaning set forth in Section 3.01.

2.41        “Related Security” means, with respect to the Purchased Accounts, (a) all Liens, and all property subject thereto, from time to time purporting to secure payment of any Purchased Account, including any security deposit, whether pursuant to any related agreement or otherwise; (b) all of the Customer’s right, title and interest in, to and under all guarantees, indemnities, letters of credit, insurance policies (and proceeds and premium refunds thereof) and other agreements or arrangements of whatsoever character from time to time supporting or securing payment of any Purchased Account, whether pursuant to the related agreement or otherwise; (c) all related Records; and (d) all proceeds of or relating to the foregoing and any Purchased Account.

2.42        “Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

2.43        “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 2615 or any successor regulation thereto.

2.44        “Repurchase Price” means, for any Purchased Account and the Related Rights with respect thereto, (a) the lesser of (i) the Purchase Price related to such Purchased Account and the Related Rights with respect thereto and (ii) the Outstanding Balance of such Purchased Account, plus (b) all fees, costs or expenses associated with the repurchase or collection of such Purchased Account and the Related Rights with respect thereto.

2.45        “Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

2.46        “Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Customer.

2.47        “Taxes” shall have the meaning set forth in Section 11.20(a).

2.48        “Term” means, the period from the date hereof to and including August 27, 2013 and, thereafter, each subsequent twenty-four (24) month period unless WFBC or the Customer notifies the other in writing, at least sixty (60) days prior to the end of the current Term, that such party will deem this Agreement terminated on the last day of the current Term.

2.49        “Termination Date” means the earliest of (a) the last day of the current Term, (b) the date the Customer terminates this Agreement pursuant to Section 3.11 or Section 11.02, (c) the date on which an Event of Termination described in Section 9.01(d) occurs, or (d) during the continuation of an Event of Termination, the date on which WFBC exercises its right to cease purchasing Accounts.

2.50        “Unacceptable Account” means any Account which is not acceptable in WFBC’s sole discretion including the following:

(a)           Accounts unpaid ninety (90) days or more after the invoice date;

(b)           Accounts owed by any unit of government, whether foreign or domestic (provided, however, that Unacceptable Accounts shall not include that portion of Accounts owed by such units of government for which the Customer has provided evidence satisfactory to WFBC that (i) WFBC has a first priority perfected security interest in such Accounts and (ii) such Accounts may be enforced by WFBC directly against such unit of government under all applicable laws);

(c)           Accounts not payable in United States Dollars;

(d)           Any Account which is not an “account” or “payment intangible” within the meaning of Article 9 of the Uniform Commercial Code of all applicable jurisdictions;

(e)           Any Account which (i) does not arise under a contract which is in full force and effect, (ii) does not constitute the legal, valid and binding obligation of the related Account Debtor enforceable against such Account Debtor in accordance with its terms, (iii) is subject to counterclaim, defense or other Lien (other than Permitted Liens), or (iv) is an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

(f)           Any Account which arises under a contract which (i) does not contain an obligation to pay a specified sum of money or is subject to contingencies, (ii) requires the Account Debtor under such contract to consent to the sale, transfer or assignment of the rights to payment under such contract, (iii) limits or restricts the sale, transfer or assignment (whether absolutely or by way of security) of such contract, or (iv) contains a confidentiality provision that purports to restrict WFBC’s exercise of rights under this Agreement, including the right to review such contract;

(g)           Any Account which, in whole or in part, contravenes any law, rule or regulation applicable thereto (including those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), which contravention would reasonably be expected to have a Material Adverse Effect;

(h)           Accounts owed by an Account Debtor which (i) is not acceptable to WFBC or (ii) is located outside the United States or Canada;

(i)            Accounts owed by an Account Debtor that is insolvent, the subject of an Insolvency Proceeding or has ceased doing business;

(j)            Accounts owed by an owner, shareholder, Subsidiary, Affiliate, officer or employee of the Customer;

(k)           Accounts not beneficially or legally owned by the Customer immediately prior to purchase by WFBC;

(l)            Accounts which represent indebtedness of an Account Debtor that constitutes an illegal, invalid or unenforceable obligation of such Account Debtor to pay the amount thereof on the maturity date stated therein;

(m)          Accounts which, upon purchase by WFBC, are not subject to a duly perfected Lien in WFBC’s favor or which are subject to any Lien in favor of any Person other than WFBC, including any payment or performance bond;

(n)           Accounts that have been restructured, extended, amended or modified;

(o)           Any Account whose sale, transfer or assignment (whether absolutely or by way of security) is limited or restricted by the terms of the contract evidencing or relating to such Account (unless such limitation or restriction has been complied with and WFBC is satisfied in its sole discretion that the sale, transfer or assignment of such Account hereunder is valid and effective);

(p)           That portion of Accounts that constitutes freight fees, allowances, finance charges, service charges or sales or excise taxes;

(q)           Accounts that have been invoiced, paid or partially paid in advance of the full delivery and acceptance of goods or the performance and acceptance of services or in advance of the submission of such Accounts to WFBC;

(r)           Any Account which was not generated in the ordinary course of the Customer’s business;

(s)           Any Account as to which not all of the related invoices have been made available to WFBC in a form acceptable to WFBC, and which are not included in an Assignment and Schedule of Accounts acceptable to WFBC in its sole discretion prior to the proposed purchase of such Accounts;

(t)            Any Account which is subject to any asserted reduction (including any reduction on account of any offsetting account payable of the related Account Debtor or the Customer to an Account Debtor), cancellation, rebate or refund or any dispute, offset, counterclaim, Lien or defense whatsoever; provided that an Account that is subject only in part to any of the foregoing but otherwise qualifies as an Acceptable Account (as determined by WFBC in its sole discretion) shall be an Acceptable Account to the extent not subject to reduction, cancellation, refund, dispute, offset, counterclaim, Lien or other defense;

(u)           Accounts which would cause the Purchase Limit for such Account Debtor to be exceeded;

(v)           Accounts which would cause the Purchased Amount to exceed the Facility Maximum; and

(w)          Accounts, or portions thereof, that fail to conform to the representations and warranties contained herein or are otherwise deemed unacceptable by WFBC in its sole discretion.

2.51        “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of Colorado; provided, however, to the extent the law of any other state or other jurisdiction applies to the attachment, perfection, priority or enforcement of any Lien granted to WFBC in any of the Collateral, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other state or jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or enforcement of a Lien in such Collateral.  To the extent this Agreement defines the term “Collateral” by reference to terms used in the Uniform Commercial Code, each of such terms shall have the broadest meaning given to such terms under the Uniform Commercial Code as in effect in any state or other jurisdiction.

2.52        “Wells Receivers” shall have the meaning set forth in Section 11.17.

2.53        “WFBC Discount” means, with respect to each Purchased Account and the Related Rights with respect thereto, an amount equal to the lesser of (i) the sum of Prime Rate plus two and one half of one percent (2.50%) per annum, or (ii) the lawful maximum, if any, in effect from time to time for advances to customers of the type, in the amount, for the purposes and otherwise of the kind herein contemplated.  Upon the occurrence and during the continuation of an Event of Termination, with respect to each Purchased Account and the Related Rights with respect thereto, the WFBC Discount shall be equal to the sum of Prime Rate plus five and one half of one percent (5.50%) per annum, or such lesser amount as WFBC in its sole discretion may determine (but in no event shall such fee be more than the lawful maximum, if any, in effect from time to time for advances of the type, in the amount, for the purposes and otherwise of the kind herein contemplated).  The WFBC Discount shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  WFBC may increase the WFBC Discount if WFBC’s cost of funds increases for any reason.  Such change shall be effective upon the actual change in WFBC’s cost of funds.

2.54        “WFBC Discount Fee” shall have the meaning set forth in Section 3.08(a).

Article 3.
Purchase and Assignment of Accounts

3.01        Purchase and Assignment of Accounts.  Pursuant to the terms herein and in consideration for amounts paid to the Customer on the date hereof as well as amounts paid to the Customer during the term hereof, the Customer hereby agrees to sell, transfer and assign to WFBC, with recourse, as absolute owner, and WFBC hereby agrees to purchase from the Customer, during the period from the Closing Date to but excluding the Termination Date, as of the date of each delivery of each Assignment and Schedule of Accounts acceptable to WFBC in its sole discretion, all of the Customer’s right, title and interest in and to the following:

(a)           Each Acceptable Account generated by the Customer which is offered for sale, transfer and assignment by the Customer pursuant to an Assignment and Schedule of Accounts delivered to WFBC by the Customer and accepted by WFBC in its sole discretion (collectively, the “Purchased Accounts” and each, a “Purchased Account”);

(b)           All rights of action (including all rights of stoppage in transit, replevin, repossession, reclamation, setoff, detinue, repurchase and all other rights of action of a consignor, consignee, unpaid vendor, mechanic, artisan or other lienor) accrued or to accrue on each Purchased Account, including full power to collect, sue for, compromise, assign, in whole or in part, or in any other manner enforce collection thereof in the Customer’s name or otherwise;

(c)           All right, title and interest of the Customer in and to the Records, the Related Security, all agreements, documents or instruments relating to the Purchased Accounts and the proceeds thereof, and all deposits and other security for the obligation of any Person under or relating to the Purchased Accounts, in each case whether presently existing or hereafter arising, now owned or hereafter acquired;

(d)           All inventory and goods relating to, or which by sale have resulted in, Purchased Accounts, including all returned inventory and goods; and

(e)           All proceeds of the foregoing in any form (collectively, with the assets described in Section 3.01(b), Section 3.01(c), and Section 3.01(d), the “Related Rights”).

The foregoing sales, transfers and assignments do not constitute, and are not intended to result in, an assumption by WFBC of any liability or obligation of the Customer or any other Person in connection with the Purchased Accounts, the Related Rights or under any agreement or instrument relating thereto.

3.02        Approval.  WFBC shall not purchase an Account and the Related Rights with respect thereto unless such Account is first submitted to WFBC by the Customer for approval.  WFBC is not obligated to buy from the Customer any Account and the Related Rights with respect thereto that WFBC does not deem acceptable in its sole discretion.

3.03        Required Forms.  When the Customer offers an Account and the Related Rights with respect thereto to WFBC for sale, transfer and assignment, WFBC shall receive (a) an Assignment and Schedule of Accounts, in a form satisfactory to WFBC in its sole discretion and signed by an authorized representative of the Customer, (b) an original invoice or an electronic equivalent thereof, either of which must be in a form acceptable to WFBC in its sole discretion, (c) a copy of the bill of lading if applicable, (d) proof of delivery, (e) contract, purchase order, or purchase order number which corresponds with such invoice, as appropriate to the business of the Customer, (f) notification of assignment and waiver of offset signed by the applicable Account Debtor in a form acceptable to WFBC in its sole discretion, and (g) any other document which WFBC may require.

3.04        Purchase.  Upon approval and acceptance by WFBC of an Account and the Related Rights with respect thereto for the sale, transfer and assignment to WFBC of such Account and such Related Rights, WFBC shall purchase and the Customer shall sell, transfer and assign to WFBC such Account and such Related Rights.

3.05        Purchase Price.  As consideration for the sale, transfer and assignment to WFBC of an Account and the Related Rights with respect thereto, WFBC shall pay to the Customer the Purchase Price for such Account and such Related Rights on the terms and conditions as stated herein.

3.06        Payment of Purchase Price.  Upon the sale, transfer and assignment of an Account and the Related Rights with respect thereto to WFBC, and receipt of all documents and forms described in Section 3.03 and upon fulfillment of all conditions precedent to such sale, transfer and assignment as more fully set forth herein, WFBC shall pay the Purchase Price for such Purchased Account and such Related Rights to the Customer as follows, as determined by WFBC in its sole discretion:  (i) WFBC shall pay such Purchase Price to the Customer or to any third party at the Customer’s written direction to WFBC, or (ii) WFBC shall advance such Purchase Price to the Collected Reserve Account.

3.07        Repurchase of Accounts.  The Customer shall (a) repurchase any and all Purchased Accounts and the Related Rights with respect thereto, whether disputed or undisputed, as may be requested by WFBC, from time to time in its sole discretion, and (b) pay on demand the Repurchase Price for such Purchased Accounts and the Related Rights with respect thereto.  In any event where repurchase is required under this Agreement, WFBC, at its discretion, may charge the Repurchase Price to the Customer’s Collected Reserve Account which may create a deficit balance in the Collected Reserve Account.

3.08        Fees.

(a)           WFBC Discount Fee.  The Customer shall pay WFBC a fully earned fee equal to the product of the WFBC Discount multiplied by the aggregate Outstanding Balance of the Purchased Accounts (the “WFBC Discount Fee”).  The WFBC Discount Fee shall accrue daily and shall be due and payable in arrears on the first day of each month and on the Final Termination Date.

(b)           Audit Fees.  The Customer shall pay WFBC, on demand, audit fees in connection with any audits or inspections conducted by WFBC of the Purchased Accounts, the Related Rights, the Collateral or the Customer’s operations or business, at the rates established from time to time by WFBC as its audit fees, together with all actual out of pocket costs and expenses incurred in conducting any such audit or inspection; provided that the Customer shall not, with the exception of fees, costs, and expenses incurred during the continuation of an Event of Termination, be required to reimburse WFBC for more than two (2) such audits or inspections in any calendar year.

3.09        Mandatory Payments.  Unless WFBC shall otherwise consent in a written agreement that sets forth the terms and conditions which WFBC in its discretion may deem appropriate, if the Purchased Amount is at any time greater than the Facility Maximum, the Customer shall pay to WFBC, upon demand, the amount necessary to eliminate such excess.  Any such payment received by WFBC under this Agreement may be applied to the amounts owing to WFBC from the Customer, in such order and in such amounts as WFBC in its sole discretion may determine from time to time.

3.10        Collected Reserve Account and Reporting and Statement of Account.

(a)           After collection by WFBC of a Purchased Account and the Related Rights with respect thereto, if any, WFBC shall credit the Collected Reserve Account with the amount collected on such Purchased Account and such Related Rights less:  (i) the Purchase Price, and (ii) any fees, expenses or charges owed to WFBC as more fully described herein.  Any fee, charge or other obligation of the Customer under this Agreement or any Related Document may be charged against the Collected Reserve Account in WFBC’s sole discretion.  Provided no Event of Termination has occurred and is continuing, or any event has occurred which with the passage of time or notice would be an Event of Termination, any available balance held in the Collected Reserve shall be released twice weekly to the Customer or to any third party, at the Customer’s written direction to WFBC.  Upon the occurrence and during the continuation of an Event of Termination, or the continuation of an event which with the passage of time or notice would become an Event of Termination, WFBC may hold any balance in the Collected Reserve Account as Collateral for any obligations of the Customer to WFBC and WFBC may charge any such obligations against the Collected Reserve Account in its sole discretion.

(b)           On a weekly basis, or as otherwise determined by WFBC at its sole discretion, WFBC shall prepare, and make available to the Customer through WFBC’s online reporting system referred to as “Commercial Electronic Office” or any replacement thereof, an accounting of the purchases, collections, and amounts credited to or charged against the Collected Reserve Account during that week or other period.  Should such a statement of account indicate a deficit balance, such balance shall be due and payable and the Customer shall immediately pay to WFBC the amount of such deficit plus accrued interest on such deficit balance.  Interest shall accrue on any deficit balance at the annual rate of eighteen percent (18%), calculated on a daily basis, not to exceed the applicable legal limit, until such deficit is paid in full.

3.11        Termination of this Agreement by Customer.  The Customer may terminate this Agreement at any time if it (a) gives WFBC at least thirty (30) days advance written notice prior to the proposed Termination Date and (b) pays WFBC applicable termination fees in accordance with the terms of this Agreement.  If the Customer terminates this Agreement, on such Termination Date, (x) all amounts due hereunder shall be immediately due and payable and (y) the Customer shall repurchase all outstanding Purchased Accounts and the Related Rights with respect thereto and immediately pay the Repurchase Price for such Purchased Accounts and the Related Rights with respect thereto.

3.12        Sole Property.  Once WFBC has purchased an Account, any and all payments from whatever source as to such Purchased Account are the sole property of WFBC.

3.13        Credit Risk.  The purchase of Accounts hereunder shall be on a full recourse to Customer basis.

3.14        Miscellaneous Payments.  Should WFBC receive a duplicate payment on a Purchased Account or other payment which is not identified, WFBC shall carry these sums as open items in its accounting, shall return any duplicate payment to the Account Debtor or apply such unidentified payment pursuant to the terms hereof upon proper identification and documentation and shall use commercially reasonable efforts to notify the Customer thereof (provided that WFBC’s failure to do so shall not be a breach of this Agreement).  In the event WFBC receives payment on an Account which has not been purchased hereunder and can be identified as being the property of the Customer, such payment will be credited to the Collected Reserve Account and released in accordance with this Agreement.

3.15        Misdirected Payments.  With respect to misdirected payments, whenever any payment on any Purchased Account comes into the Customer’s possession, the Customer shall hold such payment in trust and safekeeping, as the property of WFBC, and immediately turn over to WFBC such payment in the same form as it was received by the Customer to WFBC. The Customer shall pay a misdirected payment fee in the amount of fifteen percent (15%) of the amount of any payment on account of a Purchased Account which has been received by the Customer and not delivered in kind to WFBC on the next Business Day following the date of receipt by the Customer.  Further, the Customer shall segregate and hold in trust and safekeeping, as the property of WFBC, and immediately turn over to WFBC, any goods or inventory returned to, reclaimed or repossessed by the Customer which constitute Related Rights related to a Purchased Account.

3.16        Repayment of Account Debtor.  In the event WFBC is required to repay any Account Debtor for a payment received by WFBC on an Account or Related Right, the amount of the repayment by WFBC shall be an obligation of the Customer to WFBC whether or not this Agreement has been terminated.  In the event the Customer receives a payment from WFBC to which the Customer has no rights, repayment of the funds to WFBC is an obligation of the Customer to WFBC whether or not this Agreement has been terminated.  In either event, if the obligation is not paid upon five (5) days notice of the obligation to pay from WFBC to the Customer, WFBC may file a financing statement in connection with the security interest granted herein (if necessary) or otherwise perfect its interest in the Collateral and exercise any and all rights it has under this Agreement, any Related Document or otherwise to collect the amounts due.

3.17        Hold Harmless.  The Customer shall hold WFBC harmless against any Account Debtor ill will arising from WFBC’s collecting or attempting to collect on any Purchased Account and the Related Rights with respect thereto, provided that WFBC acts in a commercially reasonable manner.

3.18        Book Entry.  The Customer shall, immediately upon sale to WFBC of each Account and the Related Rights with respect thereto, make proper entries on its books and records disclosing the absolute sale of such Accounts to WFBC on said books and records and other documents as so directed by WFBC.

3.19        Third Party Information.  In the event WFBC provides financial information to the Customer regarding a third party, whether by setting a Purchase Limit, at the request of the Customer or otherwise, the Customer understands that WFBC is not making any representations or warranties or expressing an opinion as to the creditworthiness of any such third party.

3.20        Payment Terms.

(a)           All accrued and unpaid fees, expenses, default interest, costs and any other amounts due from the Customer shall be due and payable (i) on the date set forth herein or, if no date is set forth herein, upon demand by WFBC, and (ii) on the Final Termination Date.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the fees, expenses, interest, costs and any other amounts due hereunder, as the case may be.

(b)           All amounts to be paid by or deposited hereunder will be paid or deposited not later than 1:00 p.m. (Denver, Colorado time) on the day when due in same day funds.  All computations of interest and fees shall be calculated for the actual days elapsed based on a 360 day year.

(c)           Amounts due to WFBC hereunder shall be remitted to WFBC in United States Dollars.

(d)           The Customer shall pay, as a full recourse obligation, all fees, interest, costs and expenses, including all amounts payable under Section 11.07.

(e)           The Customer will pay on demand to WFBC interest (before and after default and before and after judgment, with interest on overdue interest at the same rate) on all amounts not paid to or deposited when due hereunder (other than amounts due under Section 3.10(b)) at a rate equal to Prime Rate plus five and one half of one percent (5.50%) per annum calculated daily.

(f)           The Customer will make all payments required to be made by it hereunder without deduction or setoff regardless of any defense or counterclaim.

(g)           The Customer acknowledges that (i) WFBC may maintain records of the Purchased Amount, all Purchased Accounts, all proceeds of Collateral and all amounts paid by the Customer to WFBC hereunder, including all fees, interest, costs and expenses; (ii) such records shall, absent manifest error, be conclusive evidence thereof and (iii) the failure of WFBC to maintain any such records shall not limit or otherwise affect the obligations of the Customer or the rights and remedies of WFBC hereunder or under any Related Document.

Article 4.
Conditions Precedent

4.01        Conditions Precedent to Initial Purchase.  Prior to the initial purchase hereunder, the Customer shall deliver to WFBC, unless waived by it, the following items and documents, in form and substance satisfactory to WFBC:

(a)           an executed copy of this Agreement;

(b)           (i) a certificate of an officer of the Customer containing a copy of its articles of incorporation and bylaws, an appropriate resolution of its directors, and the names and true signatures of the officers authorized to sign this Agreement and the Related Documents on its behalf, and (ii) a certificate of an officer of the Customer containing the names and true signatures of the officers authorized to sign all reports and other submissions under this Agreement and the Related Documents on its behalf, on which certificates WFBC shall be entitled to conclusively rely until such time as WFBC receives from the Customer a replacement certificate meeting the requirements of this Section 4.01(b)(i) or (ii), as the case may be;

(c)           a certificate of status, good standing or compliance in respect of the Customer issued by its jurisdiction of incorporation and a certificate of status, good standing or compliance in respect of the Customer issued by the appropriate authorities in each jurisdiction in which the Customer is required to be registered in order to conduct its business;

(d)           evidence (which shall include an officer’s certificate of the Customer and TS Staffing Corp.), in form and substance satisfactory to WFBC, that the Customer and the other parties to the Agreement and Plan of Merger by and among Corporate Resource Services, Inc., the Customer, TS Staffing Corp., Diamond Staffing, Inc. and Tri-Diamond Staffing Inc., dated January 10, 2011, will be prepared to close, upon the funding of the initial purchase hereunder, such merger substantially upon the terms set forth in such agreement;

(e)           favorable legal opinions of counsel to the Customer, in form and substance satisfactory to WFBC;

(f)           executed copies of all discharges and releases, if any, necessary to discharge or release all Liens (other than Permitted Liens) and other rights or interests of any Person in the Purchased Accounts, the Related Rights or the Collateral previously granted by the Customer, together with file stamped copies of the relevant UCC-3 financing statements;

(g)           current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Customer except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial purchase, they will satisfy, release or terminate such Liens in a manner satisfactory to WFBC, and (ii) WFBC has duly filed all financing statements necessary to perfect its Lien on the Purchased Accounts, the Related Rights and the Collateral to the extent it is capable of being perfected by filing, and such other similar instruments or documents as may be necessary and, in WFBC’s reasonable discretion, advisable under any applicable statute to perfect, record or protect WFBC’s interest in the Purchased Accounts, the Related Rights or the Collateral;

(h)           payment of all fees due under the terms of this Agreement through the date of the initial purchase and payment of all expenses incurred by WFBC and through such date and that are required to be paid by the Customer under this Agreement;

(i)           a payoff letter regarding Tri-Diamond Staffing Inc.; and

(j)           such other approvals, opinions or documents as WFBC in its sole discretion may require.

4.02        Conditions Precedent to Subsequent Purchases.  Each subsequent purchase of an Account and the Related Rights with respect thereto shall be subject to the conditions precedent that, on the date of such purchase before and after giving effect to such purchase, (a) the Customer has delivered to WFBC an Assignment and Schedule of Accounts acceptable to WFBC in its sole discretion which includes the Accounts to be purchased, (b) the representations and warranties of the Customer hereunder are correct on and as of the date of such purchase as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date and (c) no event has occurred and is continuing, or would result from such purchase, which constitutes an Event of Termination or would constitute an Event of Termination but for the requirement that notice be given or time elapse or both.

4.03        Initial Purchase.  The Customer authorizes WFBC to make the initial purchase hereunder in an amount equal to the Payoff Amount (as defined in that certain payoff letter by and among WFBC, the Customer, Tri-Diamond Staffing Inc. and certain other parties dated the date hereof) and to pay the proceeds thereof to WFBC for application to the indebtedness and obligations of Tri-Diamond Staffing Inc. to WFBC under the Account Purchase Agreement by and between WFBC and Tri-Diamond Staffing Inc., dated as of December 23, 2008.

Article 5.
The Customer’s Representations and Warranties

The Customer hereby represents and warrants to WFBC as follows and any request by the Customer to sell, transfer and assign Accounts to WFBC will be deemed a representation by the Customer that all representations and warranties in this Article 5 are true, correct and complete as of the time of the request, unless they relate exclusively to an earlier date:

5.01        Existence and Trade Names.  The Customer is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to carry on business in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, and the Customer’s trade name(s), all of which are disclosed on the Customer’s application provided to WFBC, have been properly filed and published as required by applicable law.

5.02        Corporate Power and Authority.  The Customer has all requisite corporate power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and all of the Related Documents to which it is a party.

5.03        Corporate Action.  The Customer has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and all of the Related Documents to which it is a party.

5.04        Authorization.  The execution, delivery and performance by the Customer of this Agreement and all of the Related Documents to which it is a party have been duly authorized and do not require the consent or approval of the Customer’s shareholders.

5.05        Binding Effect.  This Agreement and all of the Related Documents to which it is a party have been duly executed and delivered by the Customer and constitute the legally binding obligation of the Customer enforceable against it in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors’ rights generally and equitable principles of general application (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.06        No Contravention; No Consent Required.  The Customer’s execution and delivery of this Agreement or any Related Document to which it is a party and compliance with their respective terms and conditions will not (a) result in a violation of the Customer’s articles of incorporation or bylaws or any resolutions passed by the Customer’s directors or shareholders; (b) result in a violation of any applicable law, rule, regulation, order, judgment, injunction, award or decree; (c) result in a breach of, or constitute a default under, any loan agreement, indenture, trust deed or any other agreement or instrument to which the Customer is a party or by which it is bound which could reasonably be expected to have a Material Adverse Effect; (d) require any approval or consent of, or any notice to or filing with, any governmental authority or agency having jurisdiction except such as has already been obtained, or (e) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the properties now owned or subsequently acquired by the Customer.

5.07        Chief Executive Office.  The Customer’s chief executive office is at the location(s) set out under the Customer’s name on the signature pages to this Agreement.  All other places of business have been disclosed on the application provided to WFBC.

5.08        Solvency of the Customer.  The Customer is solvent and is not subject to any Insolvency Proceeding.

5.09        Taxes.  The Customer has made and shall continue to make timely payment and remittance to applicable governmental authorities of all taxes and other amounts required to be paid and remitted by the Customer pursuant to applicable law, except (a) for such taxes as may be contested by the Customer in good faith and for which appropriate reserves have been established as determined by WFBC in its sole discretion and (b) for taxes the non-payment of which would not materially adversely affect the interest of WFBC in the Purchased Accounts, the Related Rights or the Collateral or the collectibility and enforceability of the Purchased Accounts, the Related Rights or the Collateral or WFBC’s rights thereunder.

5.10        Good Title; No Liens.  The Customer is, at the time of purchase of each Account and the Related Rights with respect thereto by WFBC, the lawful owner of and has good and undisputed title to such Account and the Related Rights with respect thereto.  At the time of purchase, each Account and the Related Rights with respect thereto are free from any Liens other than Permitted Liens.  Each Account offered for sale, transfer and assignment to WFBC is an Acceptable Account.

5.11        Solvency of Account Debtors.  To the best of the Customer’s information and knowledge, each Account Debtor’s business is solvent at the time of this Agreement and at the time each Account of such Account Debtor and the Related Rights with respect thereto are presented to WFBC for purchase.

5.12        Accounts Undisputed; Transferable.  Each Account or portion thereof, as the case may be, offered for sale, transfer and assignment to WFBC (a) is an accurate and undisputed statement of indebtedness owed by the applicable Account Debtor to the Customer for a certain sum which is due and payable in thirty (30) days or less, or within such term as is agreed to by WFBC and the Customer, and (b) is for a bona fide sale, delivery and acceptance of merchandise or performance of services which have been received and finally accepted by such Account Debtor.  The Customer has all rights to sell, transfer or assign such Accounts and the Related Rights with respect thereto to WFBC and such Accounts and the Related Rights with respect thereto are payable by the applicable Account Debtor without offset, deduction or counterclaim.

5.13        No Ownership; Control of Account Debtors.  The Customer does not own, control or exercise dominion over, in any way whatsoever, any Account Debtor or the business of any Account Debtor for whom Accounts are to be, or have been, sold by the Customer to WFBC.

5.14        Accuracy of Information.  All of the Records and all other records, statements, books or other written information shown to WFBC by the Customer at anytime, either before or after the signing of this Agreement, are true and accurate in all material respects.

5.15        No Actions; Suits.  There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or to the knowledge of the Customer, threatened against or affecting the Customer, which if adversely determined, would have a Material Adverse Effect.

5.16        Material Adverse Effect.  Since the date of the Customer’s most recent audited financial statements, there has been no Material Adverse Effect.

Article 6.
The Customer’s Covenants

The Customer agrees as follows:

6.01        Compliance with Governing Documents; Laws.  The Customer will comply in all material respects with its articles of incorporation and bylaws and all applicable laws, rules, regulations and orders with respect to it, its properties, and all Purchased Accounts and the Related Rights with respect thereto, and will preserve and maintain its existence, rights, franchises, qualifications, and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified could result in a Material Adverse Effect.

6.02        Accounts Free from Defenses, etc.  The Customer will ensure that none of the Accounts presented for purchase, the Purchased Accounts or the Related Rights is subject to any defense, withholding, setoff, counterclaim, deduction, discount or any dispute with respect to underlying goods or services, and that each such Account and the Related Rights with respect thereto are free of any claim by the applicable Account Debtor.

6.03        Compliance with Account Debtor Agreements.  The Customer will, at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the agreements with its Account Debtors and under all other agreements related to any Purchased Accounts or Related Rights.  WFBC’s exercise of any rights hereunder shall not relieve the Customer from such obligations.  The Customer will not make any change in the character of its business that could (a) result in a Material Adverse Effect or (b) result in a Purchased Account becoming an Unacceptable Account.

6.04        Ensure Payment of Purchased Accounts; Defend WFBC Title.  The Customer will (a) take all steps reasonably necessary or reasonably requested by WFBC to (i) ensure payment of all Purchased Accounts and the Related Rights with respect thereto by the Account Debtors and (ii) defend the title of WFBC to each Purchased Account and the Related Rights with respect thereto and the proceeds thereof against the claims of all other Persons and (b) consult with WFBC with respect to any actions taken pursuant to clause (a) hereof.

6.05        Delivery of Instruments, etc.  Upon request by WFBC after the occurrence and during the continuation of an Event of Termination, the Customer will promptly deliver to WFBC in pledge all instruments, documents and chattel paper constituting Collateral or otherwise evidencing any Purchased Account or the Related Rights with respect thereto, duly endorsed or assigned by the Customer.

6.06        Payment Instructions.  The Customer will not issue any payment instructions to any Account Debtor other than in accordance with the terms of this Agreement and the Related Documents.  The Customer will not alter any electronic or other instruction, code or password which could result in payment from an Account Debtor being made to any Person other than WFBC.

6.07        Reporting Requirements.  The Customer will provide to WFBC the following:

(a)           as soon as available and in any event within 45 days after the end of each quarter, year-to-date unaudited financial statements of the Customer and its Subsidiaries including a statement of quarterly income and a balance sheet of the Customer and its Subsidiaries, certified by an authorized officer of the Customer and its Subsidiaries, as applicable;

(b)           as soon as available and in any event within 120 days after the Customer’s fiscal year end, the Customer’s and each Subsidiary’s audited financial statements prepared by an independent certified public accountant acceptable to WFBC, which shall include the Customer’s and each Subsidiary’s balance sheet, income statement, and statement of retained earnings, prepared, if requested by WFBC, on a consolidated and consolidating basis to include the Customer’s Affiliates;

(c)           within 45 days after the end of each quarter, the Customer will deliver to WFBC a certificate in form acceptable to WFBC in its reasonable discretion which is signed by an officer of the Customer and shall include:  (i) a compliance certificate regarding the occurrence of an Event of Termination and (ii) a listing by Account Debtor of the outstanding Purchased Accounts of such Account Debtor, as of the last day of such quarter, determined in accordance with this Agreement and the instructions of WFBC;

(d)           within 30 days after the end of each month, the Customer will deliver to WFBC a detailed accounts receivable aging and a detailed accounts payable aging, each as of the last day of such month and each in form acceptable to WFBC in its reasonable discretion;

(e)           promptly upon discovery, written notice of any commercial tort claims brought by the Customer against any Person with respect to a Purchased Account, any Related Rights or any Collateral, including the name and address of each defendant, a summary of the facts, an estimate of the Customer’s damages, copies of any complaint or demand letter submitted by the Customer, and such other information as WFBC may request; and

(f)           such other information documents, records or reports in respect of the Purchased Accounts, the Related Rights, the Collateral or the condition or operations, financial or otherwise, of the Customer or any of its Subsidiaries as WFBC may from time to time reasonably request.

6.08        Notification.  Prior to purchasing any Account, WFBC may notify the Account Debtor owing such Account of the assignment of all Accounts and instruct such Account Debtor to make payment on all Accounts directly to WFBC.

6.09        Notation on Invoices.  The Customer shall make a notation on each original invoice (or the electronic equivalent of an invoice) or other such documentation accepted by WFBC for each Account which indicates that such Account has been sold, transferred and assigned to WFBC.  Such notation shall read as follows or as otherwise agreed to by WFBC in writing:

This invoice has been sold, transferred and assigned to
and is payable to:
WELLS FARGO BUSINESS CREDIT
Dept. 1494
Denver, Colorado  80291-1494
For information call 303/964-7400

Wire Instructions:
WELLS FARGO BANK, N.A.
San Francisco, CA
ABA# 121000248
Beneficiary:  Wells Fargo Business Credit
Acct# 6355033300

In addition, the Customer shall make a notation, in form and substance acceptable to WFBC in its sole discretion, on any other form of documentation accepted by WFBC for each Account and all Related Rights which indicates that such Account and Related Rights have been sold, transferred and assigned to WFBC.  In the event any invoice (or the electronic equivalent of an invoice) or other form of documentation is sent or transmitted to any Account Debtor without the notation required hereunder, a fee equal to two and one half of one percent (2.50%) of the face amount of the related Account shall be immediately due and payable to WFBC.

6.10        Directions to Account Debtors.  On or prior to the date hereof, the Customer shall have given written directions to each Account Debtor to remit all amounts due in respect of any Account to the address and the wiring instructions set forth in Section 6.08.  All items deposited in the deposit account set forth in Section 6.08 shall be subject to final payment.  If any such item is returned uncollected, the Customer agrees to pay WFBC on demand the amount of that item.  The Customer agrees to take any action reasonably requested by WFBC to facilitate the foregoing.

6.11        No Interference.  The Customer will not under any circumstances or in any manner whatsoever, interfere with any of WFBC’s rights under this Agreement.

6.12        No Sale or Assignment.  For the duration of this Agreement and for any period thereafter as long as any obligation to repurchase or indebtedness whatsoever remains owing by the Customer to WFBC, the Customer will not sell, transfer or assign Accounts or any Related Rights to any party other than WFBC.

6.13        Permitted Liens.  The Customer shall not create, incur or suffer to exist any Lien upon any of its assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”):  (a) in the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Customer’s business or operations as presently conducted; (b) Liens in existence on the date of this Agreement that are described in Exhibit C; (c) the Liens created by this Agreement or any Related Document; and (d) purchase money Liens relating to the acquisition of equipment not exceeding the lesser of cost or fair market value and so long as no Event of Termination has occurred and is then in existence and none would exist immediately after such acquisition.

6.14        No Modification of Invoices.  Without the prior written consent of WFBC, the Customer will not change or modify the terms of the original invoice or agreement with any Account Debtor or the order of payment on Accounts sold to WFBC.

6.15        Material Disputes.  The Customer will promptly (but in any event within three Business Days of obtaining knowledge thereof) notify WFBC of (a) any material dispute between the Customer and an Account Debtor in which $50,000 or more is in dispute, (b) the return or returns by an Account Debtor or its Affiliates to the Customer of any product with a fair market value of $50,000 or more in the aggregate at any one time or (c) any material claim, loss or offset of any kind against the Customer or WFBC in excess of $50,000 asserted by an Account Debtor owing a Purchased Account.

6.16        Insurance.  The Customer will maintain such insurance covering the Customer’s business or the property of the Account Debtors as is customary and adequate for businesses similar to the business of the Customer in an amount as is sufficient to compensate for reasonably foreseeable loss, and promptly pay all premiums with respect to the policies covering such insurance.  Further, the Customer will have WFBC named as lender loss payee for such insurance.

6.17        Chief Executive Office; Location of Books and Records.  The Customer will notify WFBC in writing prior to any change in the location of any of its places of business, including the location of the Customer’s inventory or, if the Customer has or intends to acquire any additional place of business.  The Customer will not change its chief executive office or the office or offices where the Customer’s books and records concerning Purchased Accounts and the Related Rights are kept without thirty (30) days’ prior written notice to WFBC.  The Customer will not remove any Collateral from the jurisdictions in which the Collateral is located on the date of this Agreement without the prior written consent of WFBC.

6.18        Notification of Changes; Additional Trade Names; Dissolution.  The Customer will notify WFBC in writing at least thirty (30) days prior to any (a) proposed change of the Customer’s legal name, jurisdiction of incorporation, identity, legal entity, or corporate structure, (b) business dissolution, or (c) use of any additional trade name.  The Customer will notify WFBC in writing within five (5) Business Days after an officer of the Customer or any Subsidiary becomes the direct or indirect owner of twenty five percent (25%) or more of the equity interests in the Customer.

6.19        Notification of Legal Proceedings.  No later than three days after discovery, the Customer will notify WFBC in writing of (a) any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against the Customer in excess of $100,000 or (b) any Insolvency Proceeding against the Customer.

6.20        USA PATRIOT Act.  The Customer will (i) ensure, and cause each Subsidiary to ensure, that no equity owner shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control, the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of this Agreement or any other financial accommodation from WFBC to violate any of the foreign asset control regulations of the Office of Foreign Assets Control or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) as required by federal law and WFBC’s policies and practices.

Article 7.
Security Interest

7.01        Security Interest/Collateral.  As further inducement for WFBC to enter into this Agreement, the Customer hereby pledges, assigns and grants to WFBC a Lien and security interest in the Collateral as security for the payment and performance of any and all obligations and liabilities whatsoever of the Customer to WFBC under this Agreement or any Related Document.  Following request by WFBC, the Customer shall grant WFBC a Lien and security interest in all Collateral consisting of commercial tort claims that it may have against any Person.

7.02        Security Documents.  The Customer authorizes WFBC, at the Customer’s expense, to file financing statements describing the Purchased Accounts, the Related Rights and the Collateral to perfect WFBC’s Lien in the Purchased Accounts, the Related Rights and the Collateral, and WFBC may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including commercial tort claims, as WFBC may consider necessary or useful to perfect WFBC’s Lien in the Purchased Accounts, the Related Rights and the Collateral.  All financing statements filed before the date of this Agreement to perfect such Lien were authorized by the Customer.  Following the Final Termination Date, WFBC will, at the Customer’s expense and within the time periods required under applicable law, release or terminate any and all filings or other agreements that perfect its Liens in the Purchased Accounts, the Related Rights and the Collateral.

Article 8.
Operational Provisions

8.01        Power of Attorney. In order to carry out this Agreement, the Customer irrevocably appoints WFBC, its successors and each assignee, and any Person designated by WFBC, its successors or such assignees (which appointment is coupled with an interest) as its attorney in fact, with right of substitution, to:

(a)           in order to evidence or protect WFBC’s interest in the Purchased Accounts, the Related Rights and the Collateral, execute and file, in the Customer’s name and on the Customer’s behalf, such recording, financing or similar statements (including any amendments, renewals and continuation statements) under applicable laws in such jurisdictions where it may be necessary to validate, perfect or protect WFBC’s interest in any of the Purchased Accounts, the Related Rights and the Collateral;

(b)           strike through the Customer’s remittance information on all invoices delivered to Account Debtors and note WFBC’s remittance information on all invoices;

(c)           receive, open, read and thereafter forward to the Customer as appropriate all mail addressed to the Customer (including any trade name of the Customer) sent to WFBC’s address; provided that any payments received shall be processed in accordance with this Agreement;

(d)           in WFBC’s name or in the Customer’s name, as the Customer’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Customer’s mail to any address designated by WFBC, otherwise intercept the Customer’s mail, and receive, open and dispose of the Customer’s mail, applying all proceeds of Purchased Accounts, Related Rights and Collateral as permitted under this Agreement and holding all other mail for the Customer’s account or forwarding such mail to the Customer’s last known address;

(e)           at the expense of the Customer, notify, or cause the Customer to notify, any Account Debtor or other Person obligated to pay a Purchased Account that such right to payment has been sold, transferred and assigned to WFBC and instruct, or cause the Customer to instruct, any Account Debtor or other Person to (i) make and remit payments due under the Accounts and any Related Rights directly to the address or wiring instructions set forth in Section 6.08 or (ii) deliver payments due under the Accounts and any Related Rights to WFBC by wire transfer, ACH, or other means as WFBC may direct, in each case for deposit to the Collected Reserve Account or for direct application to the amounts due and owing to WFBC;

(f)           at any time after the Customer or WFBC gives notice as set forth in Section 8.01(e) to an Account Debtor or other obligor and with or without notice to the Customer, in WFBC’s name or in the Customer’s name, (a) demand, sue for, file any claims or take any action or institute any proceedings for, collect, give releases for or receive any money or property at any time payable or receivable on account of or securing, any such right to payment, or (b) grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such Account Debtor or other obligor;

(g)           endorse the name of the Customer or the Customer’s trade names on any checks or other evidences of payment that may come into the possession of WFBC with respect to any Purchased Account, or on any other documents relating to any of the Purchased Accounts, the Related Rights or the Collateral;

(h)           process any payments received directly by WFBC on a Purchased Account or any Related Rights either by delivery to the address or wiring instructions set forth in Section 6.08 if WFBC so directs or by direct collection and subsequent crediting of the Collected Reserve Account, and individually deliver any other payment for the benefit of the Customer directly to the Customer in the form received in accordance with this Agreement;

(i)           compromise, prosecute, or defend any action, claim or proceeding as to any Purchased Account, any Related Right or any Collateral;

(j)           upon the occurrence and during the continuation of an Event of Termination, offer a trade discount to any Account Debtor exclusive of the Customer’s normal business custom with such Account Debtor;

(k)           initiate electronic debit or credit entries through the ACH system to or from any deposit account maintained by the Customer in which proceeds of the Collateral are deposited;

(l)           sign the Customer’s name on any notice of assignment or on any notices to Account Debtors;

(m)          take any other actions WFBC deems necessary or advisable to collect, endorse, negotiate or otherwise realize on the Purchased Accounts, the Related Rights, the Collateral or any part thereof, any negotiable instrument, or other right of any kind, held or owned by the Customer and sold, transferred, assigned or delivered to or received by WFBC as payment on account or otherwise in respect of any of the Purchased Accounts, the Related Rights or the Collateral; and

(n)           take any and all actions required (as determined by WFBC in its sole discretion) to enforce WFBC’s rights and remedies hereunder or under any Related Document and to otherwise carry out the purposes of this Agreement or any Related Document, including exercising any of the remedies set forth in this Agreement or any Related Document.

The authority granted to WFBC under this Section 8.01 shall remain in full force and effect until the payment in full of all amounts due and owing to WFBC, the satisfaction of all obligations of the Customer to WFBC hereunder and under each Related Document and termination of all obligations of WFBC hereunder and under each Related Document.  WFBC’s performance of such actions shall be taken or not taken in its sole discretion and shall not relieve the Customer from any obligation or cure any default under this Agreement or any Related Document.  The powers of attorney described in this Section 8.01 are coupled with an interest and are irrevocable, shall survive the Customer’s dissolution and shall not be affected by the Customer’s insolvency or bankruptcy in any manner.

8.02        Certifications.  The Secretary or Assistant Secretary of the Customer shall certify to WFBC the names and signatures of the persons who, on the date hereof, are duly elected, qualified and acting as the officers or agents referred to in the resolutions adopted by the Customer with respect to this Agreement, and the Secretary or Assistant Secretary shall from time to time hereafter, upon a change in the facts so certified, certify to WFBC the names and signatures of the persons then authorized to sign or to act within three Business Days after any such change.  WFBC shall be fully protected in relying on such certificates and on the obligation of the Secretary or Assistant Secretary of the Customer to certify to WFBC any change in any facts so certified.  At all times, there shall be at least two officers or agents authorized to sign or to act under this Agreement and the Related Documents on behalf of the Customer, and the Customer shall have delivered to WFBC certificates containing the names and true signatures of each such agent and officer, on which certificates WFBC shall be entitled to conclusively rely.

8.03        License.  The Customer hereby grants to WFBC a non exclusive, worldwide and royalty free license to use or otherwise exploit all intellectual property rights of the Customer (whether owned or licensed) for the purpose of collecting the Purchased Accounts and selling, leasing or otherwise disposing of any or all Related Rights and Collateral during the existence of an Event of Termination.

8.04        Reports.  In the event the Customer requests information from WFBC regarding the Customer’s account hereunder, such requests shall be subject to the schedule of fees provided by WFBC which schedule may be adjusted by WFBC from time to time in its discretion.  Any billing statement, aging or other accounting or report provided by WFBC to the Customer (a) shall be presumed correct unless proven otherwise by the Customer and (b) shall be conclusive and binding unless the Customer notifies Wells Fargo, within 30 days of receipt thereof in a detailed written notice, of its intention to dispute a billing statement, aging or other accounting or report.

8.05        Account Verification.  WFBC or its agent may, at any time and from time to time, send or require the Customer to send requests for verification of Purchased Accounts (including amounts owed to the Customer) to Account Debtors and other obligors or, so long as an Event of Termination has occurred and is continuing, notices of assignment to Account Debtors and other obligors.

8.06        Books and Records; Collateral Examination; Inspection; Premises.  The Customer shall hold the Records in trust for WFBC and keep complete and accurate books and records with respect to the Purchased Accounts, the Related Rights and the Collateral and the Customer’s business and financial condition and any other matters that WFBC may request, in accordance with generally accepted accounting principles.  The Customer shall permit any employee, attorney, accountant or other agent of WFBC to examine and inspect the Related Rights and the Collateral and any property of the Customer related to the Purchased Accounts, the Related Rights or the Collateral and to audit, review, make extracts from and copy any of its books and records (a) at any time during ordinary business hours as long as no Event of Termination has occurred and is continuing and (b) at any time during the continuation of an Event of Termination, and to discuss the Customer’s affairs with any of its directors, managers, officers, employees, owners or agents.  The Customer authorizes all accountants and other Persons acting as its agent to disclose and deliver to WFBC’s employees, accountants, attorneys and other Persons acting as its agent (each of whom, as a Wells Receiver, is subject to the terms of Section 11.17), at the Customer’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Customer.  If WFBC occupies or uses the premises of the Customer hereunder, WFBC shall not be obligated to pay or account for any rent or other compensation for such occupancy or use; provided, however, that if WFBC does pay or account for any rent or other compensation for such occupancy or use, the Customer shall reimburse WFBC on demand for the full amount thereof.

8.07        Duty of Care and Related Matters.  WFBC’s duty of care with respect to any Purchased Accounts, Related Rights or Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Purchased Accounts, Related Rights, or Collateral or in the case of Related Rights and Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and WFBC need not otherwise preserve, protect, insure or care for such Purchased Accounts, Related Rights or Collateral.  WFBC shall not be obligated to preserve rights the Customer may have against prior parties, to liquidate the Purchased Accounts, the Related Rights and the Collateral at all or in any particular manner or order or apply the proceeds of the Purchased Accounts, the Related Rights and the Collateral in any particular order of application.  WFBC has no obligation to clean up or prepare Collateral for sale.  The Customer waives any right it may have to require WFBC to pursue any third Person for any amounts payable to WFBC by the Customer.

8.08        Notice of Assignment to Account Debtor.  The Customer shall label its records in a manner reasonably acceptable to give proper notice of the sale, transfer and assignment of the Purchased Accounts and Related Rights to WFBC.

Article 9.
Events of Termination

9.01        Events of Termination.  Any one or more of the following shall be an Event of Termination hereunder (each, an “Event of Termination”):

(a)           The Customer shall fail to pay any indebtedness to WFBC when due or repurchase any Purchased Account when required hereunder.

(b)           The Customer shall breach any term, provision, promise or covenant under this Agreement, any Related Document or under any other agreements or contracts, between the Customer and WFBC.

(c)           Any representation, warranty, certification or statement made, or deemed made by the Customer in, or pursuant to, this Agreement, any Related Document or any other agreements or contracts, between the Customer and WFBC proves to have been incorrect or misleading in any material respect when made or deemed made.

(d)           The Customer shall become insolvent or unable to pay debts as they mature; the Customer shall make a general assignment for the benefit of creditors or voluntarily commence any Insolvency Proceeding affecting the Customer; any involuntary Insolvency Proceeding shall be filed against the Customer and is not dismissed within sixty (60) days; or any proceeding shall be instituted seeking the entry of an order for relief by the appointment of a receiver, trustee, custodian or similar official for the Customer or a substantial part of its property.

(e)           The Customer shall create, incur or suffer to exist any Lien upon any Purchased Account, Related Rights or Collateral (other than a Permitted Lien) or any levies, attachment, executions, or similar process shall be issued against any Purchased Account, Related Rights or Collateral.

(f)           Any financial statements, profit and loss statements, or schedules, other statements, information or documents furnished by the Customer to WFBC are incorrect or misleading in any material respect.

(g)           Any document or other information submitted by the Customer to WFBC for the purchase of an Account is fraudulent or erroneous, or the Customer fails to submit any document or other information required by WFBC under this Agreement for the purchase of an Account.

(h)           Any Account Debtor shall assert a claim or offset of any kind against the Customer or WFBC which may have a material adverse impact on payment of any Purchased Account or on any Related Rights.

(i)           A Change of Control shall occur.

(j)           An Event of Termination (as defined in the applicable Account Purchase Agreement between WFBC and any Affiliate of the Customer) shall occur and be continuing under any Account Purchase Agreement between WFBC and any Affiliate of the Customer.

(k)           Any Guarantor of the Customer’s obligations hereunder is in default under its Guaranty or any Guarantor withdraws, disaffirms or revokes its Guaranty.

(l)           (i) The Customer, directly or indirectly, disaffirms or contests in writing the validity or enforceability of this Agreement or any Related Document or (ii) this Agreement or any Related Document fails to be the enforceable obligation of the Customer.

(m)           One or more judgments or decrees shall be entered against the Customer involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within sixty (60) days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) equal to or in excess of $250,000 and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof.

(n)           (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Customer or any Subsidiary, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (v) any of the Customer or any Subsidiary shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) the occurrence or expected occurrence of any event or condition which results or is reasonably likely to result in any of the Customer’s or any Subsidiary’s becoming responsible for any liability in respect of a Former Plan (other than a standard termination pursuant to Section 4041(b) of ERISA), or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in liability which would have a Material Adverse Effect.

Article 10.
Remedies

10.01      Remedies.  Upon the occurrence of an Event of Termination, WFBC may do any one or more of the following:

(a)           Accelerate and declare immediately due and payable, and charge back, all indebtedness of the Customer to WFBC, whether mature, contingent or otherwise, whereupon all such amounts shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Customer hereby expressly waives.

(b)           Require the Customer to repurchase any and all Purchased Accounts, including the Related Rights with respect thereto, whether disputed or undisputed, and to pay on demand the Repurchase Price for those Purchased Accounts, including such Related Rights, as provided herein, and, in the event the Repurchase Price is not paid in full on demand, WFBC or its designee may collect such Purchased Accounts and charge a reasonable fee in connection with such collection activities in addition to any other fees or charges provided for herein.

(c)           Cease purchasing any Account under this Agreement.

(d)           Notify, or cause the Customer to notify, any Account Debtor or other Person obligated to pay a Purchased Account that such right to payment has been sold, transferred and assigned to WFBC and instruct, or cause the Customer to instruct, any Account Debtor or other Person to (i) make and remit payments due under the Purchased Accounts and any Related Rights directly to the address or wiring instructions set forth in Section 6.08 or (ii) deliver payments due under the Purchased Accounts and any Related Rights to WFBC by wire transfer, ACH, or other means as WFBC may direct, in each case for deposit to the Collected Reserve Account or for direct application to the amounts due and owing to WFBC.

(e)           Take possession of any Related Rights or Collateral, with or without judicial process.

(f)           Settle any disputed Purchased Account directly with the Account Debtor for any amount without relieving the Customer of its obligations with respect to such Purchased Account under this Agreement, grant extensions and compromise claims, all without prior notice to, or consent of, the Customer.

(g)           Require the Customer to assemble the Related Rights and the Collateral and make them available to WFBC at a place designated by WFBC.

(h)           Enter and take non-exclusive possession of the Customer’s premises, take possession of the Related Rights and Collateral, and use such premises (at no cost to WFBC) only to hold, process, sell, use, store, liquidate, realize upon or otherwise dispose of items that are Purchased Accounts, Related Rights or Collateral and for other purposes that WFBC may in good faith deem to be related or incidental purposes.

(i)           Use, solely in connection with any assembly, disposition or collection of the Purchased Accounts, the Related Rights or the Collateral, any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by the Customer in generating such Purchased Accounts or with respect to such Related Rights or Collateral.

(j)            Initiate electronic credit or debit entries through the ACH system to and from any deposit account maintained by the Customer wherever located.

(k)           Collect from the Customer all amounts due and owing to WFBC in connection with this Agreement or any Related Document.

(l)           Hold the Customer liable for any deficiency for any amounts due and owing to WFBC.

(m)          Cease making reports or accountings to the Customer as otherwise required by this Agreement.

(n)           Exercise and enforce any and all rights and remedies available upon default to a secured party under the Uniform Commercial Code, including the right to take possession of the Purchased Accounts, the Related Rights and the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Customer hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Purchased Accounts, Related Rights and Collateral (with or without giving any warranties as to the Purchased Accounts, Related Rights or Collateral, title to the Purchased Accounts, Related Rights or Collateral or similar warranties).

(o)           Require the Customer to hold all proceeds of Collateral separate and apart from its general funds in a segregated trust account for the benefit of WFBC, to invest all such proceeds so held as directed by WFBC and to remit such amounts so held together with any interest thereon as directed by WFBC.

(p)           Without regard to any waste, adequacy of the security or solvency of the Customer, apply for the appointment of a receiver of the Collateral, to which appointment the Customer hereby consents, whether or not foreclosure proceedings have been commenced and whether or not a foreclosure sale has occurred.

(q)           Exercise any other rights and remedies available to the Customer with respect to the Purchased Accounts, the Related Rights or the Collateral.

(r)           Exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Termination described in Section 9.01(d), amounts payable by the Customer to WFBC shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.

10.02      Sale of Collateral.  During the continuation of an Event of Termination, if WFBC sells any of the Collateral on credit, the amounts payable to WFBC hereunder will be reduced only to the extent of payments actually received.  If the purchaser fails to pay for any Collateral, WFBC may resell such Collateral and shall apply any proceeds actually received to the amounts payable by the Customer to WFBC.

10.03      Certain Notices.  During the continuation of an Event of Termination, if notice to the Customer of any intended disposition of Purchased Accounts, Related Rights or Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 11.18) at least ten calendar days before the date of intended disposition or other action.

Article 11.
Miscellaneous Provisions

11.01      Binding on Future Parties.  This Agreement inures to the benefit of and is binding upon the successors and assigns of the parties hereto; provided, however, that the Customer shall not assign its rights hereunder or any interest herein without WFBC’s prior written consent which may be withheld in its sole discretion.

11.02      Participations.  WFBC may sell to one or more Persons (each a “Participant”) participating interests in the interests of WFBC hereunder.  WFBC shall remain solely responsible for performing its obligations hereunder, and the Customer shall continue to deal solely and directly with WFBC in connection with WFBC’s rights and obligations hereunder.  Each Participant shall be entitled to the benefits of Section 11.07 and shall have the right of setoff through its participation in amounts owing hereunder to the same extent as if it were WFBC.  If any Participant has the right to deal directly with the Customer regarding the Customer’s rights and obligations hereunder, the Customer may terminate this Agreement with thirty (30) days prior written notice to WFBC.

11.03      Cumulative Rights.  No failure or delay by WFBC in exercising any right, power or remedy under this Agreement, any Related Document or any Related Right shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under this Agreement, any Related Document or any Related Right.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.04      Setoff.  WFBC may, at any time and from time to time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to the Customer by WFBC against any amounts payable to WFBC by the Customer, whether or not due; provided that WFBC will make commercially reasonable efforts to notify the Customer after such setoff, unless such setoff is made (a) against the Collected Reserve Account or otherwise in WFBC’s normal course of business consistent with past practices or (b) during the continuation of an Event of Termination; provided, further, that WFBC’s failure to so notify the Customer shall not be a breach of this Agreement.

11.05      Waiver.  WFBC may not waive its rights and remedies unless the waiver is in writing and signed by WFBC.  A waiver by WFBC of a right or remedy under this Agreement on one occasion is not a waiver of the right or remedy on any subsequent occasion.

11.06      Failure to Perform.  If the Customer fails to perform any of its agreements or obligations hereunder or under any Related Document or any Related Right, WFBC may (but will not be required to) itself perform, or cause to be performed, such agreement or obligation.

11.07      Indemnity.

(a)           In addition to the payment of expenses pursuant to Section 11.19, the Customer shall indemnify, defend and hold harmless WFBC, and any of its participants, parent entities, subsidiary entities, affiliated entities, successor entities, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any and all liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) arising out of or otherwise relating to this Agreement, any Related Document, the transactions contemplated hereby and thereby, any Purchased Account, any Related Rights, any Collateral, any action taken or omitted by any of the Indemnitees, any actions to be performed by the Customer hereunder or otherwise, or in connection with any of the foregoing, any investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, the purchase of Accounts, the use or intended use of the proceeds of the payments made to the Customer, or any of the following (collectively, “Indemnified Liabilities”):

(i)           any representation or warranty made or deemed to be made by the Customer (or any of the Customer’s officers) in or in connection with this Agreement or any Related Document, which was incorrect in any material respect when made or deemed made or delivered;

(ii)           the failure of the Customer to perform or observe any of its covenants, duties or obligations hereunder or under any of the Related Documents;

(iii)          the failure by the Customer to comply with any applicable law, rule, regulation, order, injunction, award or decree with respect to any Purchased Account or Related Rights, including any applicable bulk sales legislation, or the nonconformity thereof with any applicable law, rule, regulation, order, injunction, award or decree;

(iv)          the return or transfer by WFBC to the Customer of any payments received by WFBC pursuant hereto to which WFBC is entitled pursuant to the terms of this Agreement;

(v)           any loss of a perfected Lien or ownership interest (or in the priority of such Lien or ownership interest) as a result of any commingling by the Customer of funds to which WFBC is entitled hereunder with any other funds;

(vi)          any dilution, claims, disputes, damages, offsets, penalties, losses or defenses arising from any Purchased Account or Related Rights or any claims, disputes, offsets or defenses in connection with any merchandise or services which are the subject of the Related Rights, including any product liability claim or personal injury or property damage suit (provided, however, that nothing contained in this subsection shall limit the liability of the Customer or limit the recourse of WFBC to the Customer for any amounts otherwise specifically provided to be paid by the Customer hereunder);

(vii)         any failure of (a) any agreement with an Account Debtor to contain an enforceable right of assignment and an express right to make information of such Account Debtor available to the Customer’s assignees and their agents; and (b) the Customer to bring such rights to the attention of the related Account Debtor in compliance with applicable law; and

(viii)        any claims, demands, expenses, loss or damage resulting from or growing out of honoring or relying on the signature or other authority (whether or not properly used) of any officer or person whose name and signature was certified pursuant to Section 8.02, or refusing to honor any signature or authority not so certified.

Notwithstanding the foregoing, the Customer shall not be obligated to indemnify any Indemnitee for (A) any Indemnified Liability caused directly by the gross negligence or willful misconduct of such Indemnitee or (B) any overall net income taxes imposed on such Indemnitee by the jurisdiction under the law of which such Indemnitee is organized or otherwise considered doing business or any political subdivision thereof.

(b)           If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Customer and counsel, designated by the Customer and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Customer’s cost and expense.  Each Indemnitee will use commercially reasonable efforts to cooperate in the defense of any such action, suit or proceeding.  If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Customer shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(c)           The obligations of the Customer under this Section 11.07 shall survive the termination of this Agreement and the discharge of the other obligations of the Customer hereunder.

11.08      Increased Cost and Reduced Return.  After the date of this Agreement, if the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by WFBC with any request or directive (whether or not having the force of law) of any such governmental authority (a) subjects WFBC to any charge or withholding on or in connection with this Agreement or any Related Document or any Purchased Account, (b) changes the basis of taxation of payments to WFBC in respect of any amounts payable under this Agreement or any Related Document (except for changes in the rate of tax on the overall net income before tax of WFBC), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by WFBC, (d) has the effect of reducing the rate of return on WFBC’s capital to a level below that which WFBC could have achieved but for such adoption, change or compliance (taking into consideration WFBC’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to WFBC of its purchasing, maintaining or funding any interest acquired under this Agreement or any Related Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of WFBC under this Agreement or any related transaction document or (z) to require any payment calculated by reference to the amounts received by it hereunder, then, upon demand by WFBC, the Customer shall pay to WFBC (with respect to amounts owed to it) such additional amounts as will compensate WFBC for such increased cost or reduction.

11.09      Choice of Law.  This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Colorado.

11.10      Invalid Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

11.11      Entire Agreement.  This Agreement, including all Exhibits hereto, together with the Related Documents, or any other document or agreement described in or related to this Agreement, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or in writing.  All Exhibits hereto are incorporated into this Agreement and made a part hereof.

11.12      Amendment.  Except as otherwise provided herein, any amendment, addendum or modification hereto must be signed by both parties.

11.13      Further Documents.  The Customer, at its expense, will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that WFBC may reasonably request in order to secure, protect, perfect or enforce WFBC’s rights under this Agreement, the Related Documents, the Related Rights or any other document or agreement described in or related to this Agreement or its Lien in the Purchased Accounts, Related Rights and Collateral (but any failure to request or assure that the Customer executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of this Agreement, the Related Documents, the Related Rights or any other document or agreement described in or related to this Agreement or WFBC’s Lien in the Purchased Accounts, Related Rights and Collateral, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

11.14      Retention of Records.  WFBC shall have no obligation to maintain electronic records or retain any documents, schedules, invoices, agings, or other Records delivered to WFBC by the Customer in connection with this Agreement or the Related Documents or any other document or agreement described in or related to this Agreement beyond the time periods set forth for retention of records in WFBC’s internal policies.

11.15      Effective.  This Agreement shall become effective when it is executed and delivered by an authorized officer of each party.  This Agreement may be executed in counterparts and each counterpart shall constitute one and the same original.  Manually executed counterparts of the signature pages of this Agreement and any of its Exhibits may be delivered by the parties electronically so long as transmitted pages are reproducible on paper medium upon receipt.  Each party is duly authorized to print any executed signature page so received and attach it to this Agreement or a relevant Exhibit, as applicable, whereupon this Agreement or such Exhibit shall be deemed to have been duly executed and delivered by the transmitting party and the paper copy of this Agreement or such Exhibit assembled by the recipient with such signature page attached shall be deemed an original for all purposes, absent manifest error or bad faith.

11.16      Data Transmission.  WFBC assumes no responsibility for privacy or security risks as a result of the method of data transmission selected by the Customer.  WFBC only assumes responsibility for data transmitted from the Customer once the data is received within WFBC’s internal network.  WFBC assumes no responsibility for privacy or security data transmitted from WFBC to the Customer once the data is dispensed from WFBC’s internal network.

11.17      Confidential Information.  WFBC covenants and agrees to hold this Agreement and other nonpublic information regarding the Customer, its Affiliates, and their respective businesses (collectively, “Confidential Information”) in confidence, and agrees not to use and not to disclose any of the contents of, provide any Person with copies of, or use for any purpose not related to the purchases made hereunder, any Confidential Information other than disclosure to, granting permission to use to, and discussion with (a) Wells Fargo & Co., any direct or indirect Subsidiaries of Wells Fargo & Co. (including WFBC) or any officers, directors, members, managers, employees or outside accountants, auditors, attorneys or other agents of Wells Fargo & Co. or such Subsidiaries (the “Wells Receivers”), (b) any prospective or actual assignees, syndication parties or participants, (c) any rating agency of WFBC and (d) governmental authorities with appropriate jurisdiction over WFBC; provided that each such Person is informed of the confidential nature of the Confidential Information, and has agreed to treat the Confidential Information as confidential in accordance with terms and conditions no less protective than as set forth in this Section.  Notwithstanding the above stated obligations, no Person will be liable for disclosure or use of Confidential Information which (i) was required by law, including pursuant to a subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt in connection with purchases made hereunder, (iii) is or becomes known to the public (without breach of any obligations hereunder), (iv) is or becomes available to such Person from a source, other than a Wells Receiver, which is not known to such Person to be under an obligation of confidentiality to the Customer; or (v) is independently developed by such Person without the use of the Confidential Information.  Notwithstanding any provision hereof to the contrary, WFBC covenants and agrees that it shall not use the name of the Customer or any Affiliate of the Customer, or any trademarks, trade names or service marks of the Customer or any Affiliate of the Customer, or quote the opinion of any employee of the Customer or any Affiliate of the Customer, in any advertising or marketing material (including press releases) without first obtaining the prior written consent of an officer of the Customer or such Affiliate, as applicable.

11.18      Notices Hereunder.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under this Agreement and the Related Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation for which a receipt is available, (d) transmitted by telecopy, or (e) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e-mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e-mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section 11.18.  All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (w) the date received if personally delivered, (x) five days after the date deposited in the mail if delivered by mail, (y) the date delivered to the courier if delivered by overnight courier, or (z) the date of transmission if sent by confirmed telecopy or e-mail.  All notices, financial information, or other business records sent by any party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by any party may be compromised shall be borne exclusively by the Customer.

11.19      Costs and Expenses.  Except as is prohibited by law, the Customer agrees to pay on demand all costs and expenses, including reasonable attorneys’ fees (including in-house counsel), incurred by WFBC in connection with this Agreement, any other Related Document, the Related Rights and the transactions contemplated hereby and thereby, including all such costs, expenses and fees incurred in connection with the negotiation, due diligence, preparation, execution, amendment, modification, administration, performance, collection and enforcement of this Agreement, the Related Documents, the Related Rights, all obligations of the Customer hereunder and thereunder and the creation, perfection, protection, satisfaction, foreclosure or enforcement of any security interest granted hereunder and the collection of any Purchased Account, any Related Right or any obligation owed by the Customer to WFBC.

11.20      Taxes.

(a)           Except as otherwise provided in this Section 11.20, any and all payments made by the Customer hereunder shall be made free and clear and without deductions for or on account of any present or future U.S., foreign, federal, provincial, state, municipal, local or other taxes of any kind or nature whatsoever, including any capital, income, sales, excise, business, property, stamp, documentary, customs, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding taxes that are imposed on WFBC’s overall net income by any taxing authority) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities of any kind or nature whatsoever and interest, penalties and additions to tax in respect thereof being hereinafter referred to as “Taxes”).  If any such withholdings or deductions are so required, (i) the sum payable hereunder shall be increased as may be necessary so that after all required deductions are taken into account (including any required with respect to payments made pursuant to this Section 11.20(a)), WFBC shall receive an amount equal to the sum it would have received had no such deduction been made, (ii) the Customer shall make such deductions and (iii) the Customer shall pay the full amount deducted to the appropriate authority before penalties attach thereto or interest accrues thereon.  If the Customer pays any such Taxes, it shall deliver official tax receipts evidencing that payment or certified copies thereof to WFBC on or before the thirtieth day after payment.

(b)           In addition, the Customer shall pay any present or future U.S., foreign, federal, provincial, state, municipal, local or other taxes of any kind or nature whatsoever, including any capital, income, sales, excise, business, property, stamp, documentary, customs, imposts, deductions, charges or withholdings, and all liabilities and interest, penalties and additions to tax in respect thereof  imposed by any taxing authority (other than taxes that are imposed on WFBC’s overall net income by any taxing authority) that arises from any payment made hereunder, under any Related Document or from any proceeds of any Purchased Account or Related Right or any withholding or deduction by an Account Debtor (hereinafter referred to as “Other Taxes”).

(c)           Except as otherwise provided in this Section 11.20, the Customer shall indemnify WFBC for and hold it harmless against the full amount of the Taxes and Other Taxes paid by WFBC on account of any transaction contemplated by this Agreement or any Related Document or the purchase of the Purchased Accounts and the Related Rights.

11.21      Limitation.  In no event shall WFBC be liable to the Customer for any consequential, incidental, special, punitive, or indirect loss or damage arising out of or related to any provision of this Agreement, including loss of profits or revenue, loss of opportunity or like items of loss or damage except as specifically provided herein regardless of the legal basis for any such claim and the Customer hereby releases WFBC therefrom.  In no event shall the Customer be liable to WFBC for any consequential or punitive loss or damage arising out of or related to any provision of this Agreement.

11.22      Prohibited Rate.  In no event shall any interest or fee to be paid hereunder exceed the maximum rate permitted by applicable law.  In the event any such interest rate or fee exceeds such maximum rate, such rate shall be adjusted downward to the highest rate (expressed as a percentage per annum) or fee that the parties could validly have agreed to by contract on the date hereof under applicable law.  It is further agreed that any excess actually received by WFBC shall be credited against any amount owing hereunder.

11.23      Jurisdiction.  The parties hereby (a) consent to the personal jurisdiction of the state and federal courts located in the State of Colorado, and any appellate court from which any appeals therefrom are available, in connection with any controversy related to this Agreement or any Related Document; (b) waive any argument that venue in any such forum is not convenient; (c) agree that any litigation initiated by WFBC or the Customer in connection with this Agreement or any Related Document may be venued in the state or federal courts located in the City and County of Denver, Colorado; and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.24      Negotiations.  The parties agree that this Agreement has been mutually negotiated at arm’s length by both of them with benefit of legal counsel and such other advice as they deemed appropriate and no provision hereof is to be construed more severely against one of the parties than it is to be construed against the other based on the party responsible for the drafting thereof.

11.25      USA PATRIOT Act Notice.  WFBC hereby notifies the Customer that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Customer, which information includes the name and address of the Customer and other information that will allow WFBC to identify the Customer in accordance with the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

11.26      Termination.  This Agreement shall terminate on the first date following the Termination Date when the Purchased Amount has reduced to zero, all other amounts due to WFBC under this Agreement and the Related Documents have been indefeasibly paid in full, WFBC has no further obligations hereunder or any Related Document and all obligations of the Customer to WFBC hereunder and under each Related Document have been satisfied, in each case as determined by WFBC in its sole discretion (the “Final Termination Date”).

11.27      Terms Generally.  Defined terms include in the singular number the plural and in the plural number the singular.  The use of the singular or the plural number shall be deemed to include the use of the other when the context so requires.  Whenever the context require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, subsections, Exhibits, Schedules and the like shall be construed to refer to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided and (e) all references herein to Articles, Sections, subsections and the like shall be construed to include therein references to all Sections and subsections thereof unless otherwise expressly provided.  Article and Section headings in this Agreement are for reference only and shall not affect the construction of this Agreement.  Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

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11.28      WAIVER OF JURY TRIAL.  EACH OF THE CUSTOMER AND WFBC HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY RELATED DOCUMENT.

DIAMOND STAFFING SERVICES, INC.		WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ Jay H. Schecter	By:	/s/ Gina M. Draudt
Name: Jay H. Schecter		Name: Gina M. Draudt
Its: Chief Executive Officer		Its: Authorized Signatory

The Customer and WFBC have executed this Agreement through their authorized officers as of the date set forth above.

Wells Fargo Bank, National Association	WELLS FARGO BANK, NATIONAL
MAC C7300-060	ASSOCIATION
1740 Broadway, 6th Floor
Denver, CO 80274	By:	/s/ Gina M. Draudt
Telecopier: (303) 433-2540	Name: Gina M. Draudt
Attention: Gina Draudt	Its: Authorized Signatory
Email: Gina.M.Draudt@wellsfargo.com

Diamond Staffing Services, Inc.	DIAMOND STAFFING SERVICES, INC.
160 Broadway, 15th Floor
New York, New York 10038
Telecopier: (212) 346-9601
Attention: Jay H. Schecter
Email: jschecter@tristateemployment.com	By:	/s/ Jay H. Schecter
Federal Employer ID No.: 27-3637952	Name: Jay H. Schecter
Organization No.: DE 4878387	Its: Chief Executive Officer

Signature Page to Account Purchase Agreement

Exhibit A
To
Account Purchase Agreement

Permitted Liens

NONE

A-1